Exhibit 99.2

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

August 24, 2006

Re: World Monitor Trust II Series D

Dear Investor:

Please be advised that effective October 13, 2006 World Monitor Trust II Series D (“Series D”) will no longer allocate assets to Bridgewater Aggressive Pure Alpha Program. 100% of Series D will invest in Campbell & Campbell & Company’s Financial, Metal and Energy – Large Program.

Campbell & Company is considered in the upper echelon of the CTA community. The advisor not only has one of the longest records dating back to the early-80’s but further, Campbell and its affiliates manage in excess $13 billion and has a long-term track record that is noteworthy for its profitability. The methodology has evolved over time where today price-driven, trend-following systems and non-price directional strategies are combined to identify opportunities across a diversified basket of financial markets. While past performance is not indicative of future results, Campbell & Company’s focus on research and the continuous evolution of the trading strategies has resulted in a robust trading strategy which has enabled the advisor to weather what has been a difficult period for traditional trend-followers with less volatility and a generally more favorable risk:reward when viewed against the industry as a whole.

This letter is a notice of the change and no action is required. However, if you’d like more information on the change please contact your Financial Advisor or alternatively you may contact Investor Services at 914.307.4000.

Best regards,

/s/Florence Sofer
Florence Y. Sofer Director, Investor Services and Communications Preferred Investment Solutions Corp.